Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
YX Asset Recovery Limited:

We consent to the use of our report included herein and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated September 5, 2019 contains an explanatory paragraph that states that YX Asset Recovery Limited completed a reorganization through which it became the primary beneficiary of Hunan Yong Xiong Asset Management Group Co., Ltd. on November 8, 2018.

/s/ KPMG Huazhen LLP

Guangzhou, China
November 12, 2019